Exhibit 99.1

Zynex Reports Fourth Quarter and Full Year 2024 Financial Results

ENGLEWOOD, Colo., March 11, 2025 -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today reported its financial and operational results for the fourth quarter and full year ended December 31, 2024.

Key Highlights and Business Update

●	FY 2024 orders increased 16% year-over-year
●	FY 2024 net revenue increased 4% to $192.4 million
●	FY 2024 net income of $3.0 million; Diluted EPS $0.09
●	FY 2024 cash flow from operations of $12.7 million
●	Received FDA Clearance for new TensWave device

Management Commentary

“In the fourth quarter of 2024 we continued our steady growth in orders and delivered another year of revenue growth and profitability,” said Thomas Sandgaard, President and CEO of Zynex. “We generated $12.7 million of positive cash flow from operations and $10.9 million of Adjusted EBITDA in 2024.

“Our fourth quarter revenue was less than expected. The shortfall was due to slower than normal payments from certain payers and we were recently notified that Tricare has temporarily suspended payments as they review prior claims. We continue to be in-network and have maintained good relations with Tricare. We have a meeting with Tricare in April and believe we have good evidence to get payments reinstated.  TriCare currently represents approximately 20-25% of our annual revenue. As directed by Tricare, we continue to support both existing patients and new patients as we receive their prescriptions.

“Due to the temporary payment suspension and lack of clarity on the timing of a resolution, we are restructuring our staff to align with current revenue. We are decreasing our overall staff by approximately 15%, which primarily affects employees in our corporate departments. This staff reduction along with other expense reductions made during the second half of 2024 and the first quarter of 2025 will result in savings of approximately $35 million annually. Although these processes are never easy, it is critical for us to be prudent and conservative in adapting to external changes and execute these expense adjustments immediately.  We are confident that long-term, our pain management business is still solid with significant growth potential.

“We continue to accelerate our payer expansion and expect it to offset some of the near-term revenue challenges. Building relationships with new payers is a process, but we have been working on expansion in several areas during 2024 and expect those to start yielding results in 2025.

“Additionally, we completed the NiCO laser pulse oximeter human clinical trial at Duke University with positive results. The NiCO pulse oximeter utilizes highly precise laser technology to measure fractional blood oxygenation levels, compared to LED-based pulse oximeter products which have been shown to incorrectly estimate oxygen levels in several populations, most prominently in individuals with darker skin pigmentation.

“We maintain a flexible and healthy balance sheet and it’s important to note over the past few years we have been able to buy back over $80 million worth of shares on the open market, directly increasing shareholder value.

“Over the long term we believe we will remain a leader of holistic, non-invasive approaches to pain management and patient monitoring and continue to pursue additional lines of revenue that improve patient outcomes and overall health,” concluded Sandgaard.

Fourth Quarter 2024 Financial Results

Net revenue was $46.0 million for the three months ended December 31, 2024, compared to $47.3 million in the prior year quarter.

Gross profit in the quarter ended December 31, 2024, was $36.0 million, or 78% of revenue, as compared to $37.0 million or 78% of revenue, in 2023.

Sales and marketing expense for the three months ended December 31, 2024, decreased 11% to $19.3 million from $21.7 million for the same period in 2023, primarily due to decreased headcount in the sales force.

General and administrative expenses for the three months ended December 31, 2024, were $17.3 million, versus $13.0 million in the prior year period.

Net loss for the three months ended December 31, 2024, totaled ($0.6) million, or ($0.02) per basic and diluted share, as compared to net income of $1.2 million, or $0.04 per basic and diluted share, in the quarter ended December 31, 2023.

Adjusted EBITDA for the three months ended December 31, 2024, was $0.6 million, as compared to $9.9 million in the quarter ended December 31, 2023.

Cash flows from operations for the three months ended December 31, 2024, was $2.4 million. As of December 31, 2024, the Company had working capital of $58.3 million. Cash and cash equivalents were $39.6 million at December 31, 2024, up 5% from September 30, 2024.

Full Year 2024 Financial Results

Net revenue was $192.4 million for the year ended December 31, 2024, a 4% increase compared to $184.3 million in 2023.

Gross profit in the year ended December 31, 2024, was $152.9 million, or 80% of revenue, as compared to $146.0 million or 79% of revenue, in 2023.

Sales and marketing expense for the year ended December 31, 2024, decreased slightly to $86.6 million from $86.7 million for 2023, primarily due to decreased headcount in the sales force.

General and administrative expenses for the year ended December 31, 2024, were $60.4 million, versus $48.5 million in the prior year.

Net income for the year ended December 31, 2024, totaled $3.0 million, or $0.09 per basic and diluted share, as compared to net income of $9.7 million, or $0.27 per basic and diluted share, in 2023.

Adjusted EBITDA for the year ended December 31, 2024, was $10.9 million, as compared to $22.3 million in the year ended December 31, 2023.

Cash flows from operations for the year ended December 31, 2024, was $12.7 million and $17.8 million for the year ended December 31, 2023.

First Quarter 2025 Guidance

The Company expects Q1 2025 net revenue of at least $30 million. Loss per share is expected to be ($0.30) per share or better. The Company expects quarterly revenues to increase throughout the year with the usual seasonality typically experienced. The reduction in expenses which were undertaken throughout the second half of 2024 and more aggressively during Q1 2025 will show a significant impact on the bottom line in Q2 and going forward.

Conference Call and Webcast Details

Tuesday, March 11, 2025, at 4:15 PM Eastern Time (2:15 PM Mountain Time)

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast: 4Q 2024 Webcast Link

U.S. & Canada dial-in number: 800-836-8184
International number: 646-357-8785

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring, receivables adjustment and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. our results of operations and the plans, strategies and objectives for future operations; the timing and scope of any potential stock repurchase; and other similar statements.

Words such as "anticipate," "believe," "continue," "could," "designed," "endeavor," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "seek," "should," "target," "preliminary," "will," "would" and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products; the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources; the need to keep pace with technological changes; our dependence on the reimbursement for our products from health insurance companies; our dependence on fourth party manufacturers to produce our products on time and to our specifications' implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy; market conditions; the timing, scope and possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate fluctuations; and other risks described in our filings with the Securities and Exchange Commission.

These and other risks are described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2024, as well as our quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statements contained in this press release represent Zynex's views only as of today and should not be relied upon as representing its views as of any subsequent date. Zynex explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Investor Relations Contact:
Brian Prenoveau, CFA
MZ Group – MZ North America
ZYXI@mzgroup.us
+561 489 5315

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$39,631	$44,579
Accounts receivable, net	18,022	26,838
Inventory, net	13,919	13,106
Prepaid expenses and other	3,607	3,332
Total current assets	75,179	87,855

Property and equipment, net	3,084	3,114
Operating lease asset	9,820	12,515
Finance lease asset	1,141	587
Deposits	408	409
Intangible assets, net of accumulated amortization	7,247	8,158
Goodwill	20,401	20,401
Deferred income taxes	4,799	3,865
Total assets	$122,079	$136,904

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	7,091	8,433
Operating lease liability	4,030	3,729
Finance lease liability	287	196
Income taxes payable	—	633
Accrued payroll and related taxes	5,456	5,541
Total current liabilities	16,864	18,532
Long-term liabilities:
Convertible senior notes, less issuance costs	58,567	57,605
Operating lease liability	10,151	14,181
Finance lease liability	789	457
Total liabilities	86,371	90,775

Stockholders’ equity:
Common stock	32	33
Additional paid-in capital	93,088	90,878
Treasury stock	(87,186)	(71,562)
Retained earnings	29,774	26,780
Total stockholders’ equity	35,708	46,129
Total liabilities and stockholders’ equity	$122,079	$136,904

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	For the Quarter Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
NET REVENUE
Devices	$14,809	$16,279	$59,612	$58,822
Supplies	31,165	31,005	132,742	125,500
Total net revenue	45,974	47,284	192,354	184,322

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	9,983	10,271	39,429	38,366
Sales and marketing	19,262	21,677	86,581	86,659
General and administrative	17,292	13,038	60,354	48,517
Total costs of revenue and operating expenses	46,537	44,986	186,364	173,542

Income (loss) from operations	(563)	2,298	5,990	10,780

Other income (expense)
Gain on disposal of assets	—	—	19	39
Change in fair value of contingent consideration	—	(1)	—	2,854
Interest expense, net	(615)	(366)	(2,382)	(1,094)
Other income (expense), net	(615)	(367)	(2,363)	1,799

Income (loss) from operations before income taxes	(1,178)	1,931	3,627	12,579
Income tax expense (benefit)	(563)	716	633	2,847
Net income (loss)	$(615)	$1,215	$2,994	$9,732

Net income (loss) per share:
Basic	$(0.02)	$0.04	$0.09	$0.27
Diluted	$(0.02)	$0.04	$0.09	$0.27

Weighted average basic shares outstanding	31,885	33,595	31,941	35,555
Weighted average diluted shares outstanding	32,187	34,013	32,299	36,142

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,994	$9,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,901	2,684
Amortization	1,881	1,536
Non-cash reserve charges	—	(91)
Stock-based compensation	2,989	2,296
Non-cash lease expense	(1,033)	904
Benefit for deferred income taxes	(934)	(2,303)
Change in fair value of contingent consideration	—	(2,854)
Gain on disposal of assets	(19)	(39)
Change in operating assets and liabilities:
Short-term investments	—	(190)
Accounts receivable	8,816	8,225
Prepaid and other assets	(67)	(1,150)
Accounts payable and other accrued expenses	(2,072)	269
Inventory	(2,736)	(1,445)
Deposits	1	182
Net cash provided by operating activities	12,721	17,756

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(578)	(1,206)
Purchase of short-term investments	—	(9,810)
Maturity of short-term investments	—	10,000
Proceeds on sale of fixed assets	—	50
Net cash used in investing activities	(578)	(966)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease obligations	(334)	(128)
Cash dividends paid	(9)	(3)
Purchase of treasury stock	(15,625)	(37,924)
Excise tax payments on net treasury stock purchases	(473)	—
Proceeds from issuance of convertible senior notes, net of issuance costs	—	57,018
Proceeds from the issuance of common stock on stock-based awards	22	86
Principal payments on long-term debt	—	(10,667)
Taxes withheld and paid on employees’ equity awards	(672)	(737)
Net cash provided by (used in) financing activities	(17,091)	7,645

Net increase (decrease) in cash and cash equivalents	(4,948)	24,435
Cash and cash equivalents at beginning of year	44,579	20,144
Cash and cash equivalents at end of year	$39,631	$44,579

ZYNEX, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Adjusted EBITDA:
Net income (loss)	$(615)	$1,215	$2,994	$9,732
Depreciation and Amortization*	503	423	1,872	1,660
Stock-based compensation expense	644	676	2,989	2,296
Interest expense and other, net	615	366	2,363	1,055
Change in value of contingent consideration	—	1	—	(2,854)
Non-cash lease expense **	—	362	—	1,340
Non-cash receivables adjustment ***	—	6,183	—	6,183
Income tax expense (benefit)	(563)	716	633	2,847
Adjusted EBITDA	$584	$9,942	$10,851	$22,259
% of Net Revenue	1%	21%	6%	12%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.
** Amount expensed under building lease agreements in excess of cash payments due to abated rent.
*** Amount of non-recurring reduction in net revenue, booked as a charge against revenue, related to slow collecting receivables from a prior period.